Exhibit (a)(1)(i)

                               OFFER TO REPURCHASE

                                       BY

     MBIA CAPITAL/CLAYMORE MANAGED DURATION INVESTMENT GRADE MUNICIPAL FUND
                                     (MZF)
TO PURCHASE FOR CASH UP TO 1,190,339 OF THE ISSUED AND OUTSTANDING COMMON SHARES
                                       AT
                        98% OF NET ASSET VALUE PER SHARE

         THE OFFER TO REPURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME,
                ON MARCH 12, 2010, UNLESS THE OFFER IS EXTENDED.

         THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED UNDER "CERTAIN CONDITIONS OF THE OFFER."

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO REPURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

         To the Common Shareholders of MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund:

         MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund, a diversified, closed-end management investment company, organized as a Delaware statutory trust (the "Fund"), is offering to repurchase up to 1,190,339 (approximately 15%) of its issued and outstanding common shares of beneficial interest, par value $0.001 per share (the "Common Shares"). As of February 5, 2010, 7,935,591 Common Shares were outstanding. The offer is to repurchase Common Shares in exchange for cash, at a price equal to 98% of the net asset value ("NAV") per Common Share (the "Repurchase Price") determined as of the close of the regular trading session of the New York Stock Exchange (the "NYSE"), the principal market on which the Shares are traded, on the business day immediately following the day the offer expires (the "Repurchase Pricing Date"). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Repurchase and the related Letter of Transmittal (which together constitute the "Offer").

         The Offer will expire at 5:00 p.m., Eastern time, on March 12, 2010 unless extended. The Common Shares are traded on the NYSE under the symbol "MZF." The NAV per Common Share as of the close of the regular trading session of the NYSE on February 5, 2010 was $13.96 and the last reported sale price on the NYSE on such date for a Common Share was $13.46. Until the Offer expires, NAV quotations can be obtained from BNY Mellon Shareowner Services, as information agent (the "Information Agent") by calling (800) 777-3674, between the hours of 9:00 a.m. and 6:00 p.m., Eastern time, Monday through Friday (except holidays).

         IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR COMMON SHARES AT THIS TIME, YOU DO NOT NEED TO DO ANYTHING. THIS REPURCHASE OFFER IS NOT PART OF A PLAN TO LIQUIDATE THE FUND.

         COMMON SHAREHOLDERS ARE NOT REQUIRED TO PARTICIPATE IN THE REPURCHASE OFFER. COMMON SHAREHOLDERS WISHING TO SELL SHARES SHOULD CONSIDER WHETHER PARTICIPATING IN THE OFFER, IN LIGHT OF THE ASSOCIATED TRANSACTION COSTS DESCRIBED IN THIS OFFER TO REPURCHASE, IS COST-EFFECTIVE VERSUS SELLING SHARES ON THE NYSE AT THE PREVAILING MARKET PRICE.

         The date of this Offer to Repurchase is February 11, 2010. The Fund mailed this Offer to Repurchase and the accompanying Letter of Transmittal to Record Holders of Common Shares on or about February 11, 2010.

                              IMPORTANT INFORMATION

         Shareholders who desire to participate in the Offer should either: (a) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Common Shares, if any (in proper form), and all other documents required by the Letter of Transmittal; or (b) request their broker, dealer, commercial bank, trust company or other nominee (collectively, "Nominee") to effect the transaction on their behalf. Shareholders whose Common Shares are registered in the name of a brokerage firm or other financial intermediary must contact that firm to instruct the firm to participate in the Offer on their behalf. Tendering shareholders may be charged a fee by their Nominee or other financial intermediary for processing the documentation required to participate in the Offer on their behalf and may incur other expenses as described in this Offer to Repurchase including account maintenance fees. The Fund reserves the absolute right to reject Common Shares determined not to be tendered in appropriate form.

         THE FUND, ITS BOARD OF TRUSTEES, CUTWATER ASSET MANAGEMENT CORP., THE FUND'S INVESTMENT ADVISER (THE "ADVISER"), AND CLAYMORE SECURITIES, INC., THE FUND'S SERVICING AGENT (THE "SERVICING AGENT"), ARE NOT MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER COMMON SHARES FOR REPURCHASE OR TO REFRAIN FROM TENDERING COMMON SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF TRUSTEES, THE ADVISER OR THE SERVICING AGENT AS TO WHETHER SHAREHOLDERS SHOULD TENDER COMMON SHARES FOR REPURCHASE PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS, THE ADVISER OR THE SERVICING AGENT. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER THEIR COMMON SHARES FOR REPURCHASE OR REFRAIN FROM PARTICIPATING IN THE OFFER.

         THE FUND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") A TENDER OFFER STATEMENT ON SCHEDULE TO UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), RELATING TO THE OFFER.

         THE MAKING OF THE OFFER MAY, IN SOME JURISDICATIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICATION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, SHAREHOLDERS ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

         The date of this Offer to Repurchase is February 11, 2010.

                                TABLE OF CONTENTS

                                                                            PAGE

Summary Term Sheet ........................................................    4
1.    Price; Number of Common Shares ......................................    8
2.    Purpose of the Offer; Plans or Proposals of the Fund  ...............    8
3.    Certain Conditions of the Offer .....................................   10
4.    Procedures for Tendering Common Shares for Repurchase  ..............   10
5.    Withdrawal Rights  ..................................................   13
6.    Payment for Common Shares ...........................................   14
7.    Source and Amount of Consideration  .................................   15
8.    Effects of the Offer; Consequences of Participation  ................   15
9.    Price Range of Common Shares  .......................................   16
10.   Selected Financial Information ......................................   17
11.   Interests of Trustees and Officers ..................................   20
12.   Certain Information about the Fund ..................................   21
13.   Additional Information ..............................................   21
14.   United States Federal Income Tax Consequences .......................   21
15.   Certain Legal and Regulatory Matters ................................   24
16.   Amendments; Extensions of Repurchase Period; Termination ............   25
17.   Miscellaneous .......................................................   25

                               SUMMARY TERM SHEET

         This summary highlights important information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Repurchase and the related Letter of Transmittal.

WHAT IS THE OFFER?

         o The Fund is offering to repurchase up to 1,190,339 shares (approximately 15%) of its Common Shares. The Fund will repurchase Common Shares at a price in an amount per share, net to the seller in cash, equal to 98% of the NAV per Common Share as of the close of regular trading session of the NYSE on the Repurchase Pricing Date (March 15, 2010). The Offer will expire at 5:00 p.m., Eastern time, on the Expiration Date (March 12, 2010). The Offer is subject to a number of conditions, which are described in Section 3--"Certain Conditions of the Offer."

WILL I HAVE TO PAY ANYTHING TO PARTICIPATE IN THE OFFER?

         o The Fund will bear the costs of printing and mailing materials to shareholders, certain legal and filing fees, and fees and expenses of the Depositary and the Information Agent. If you tender your Common Shares to the Fund in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Common Shares through a Nominee, and your Nominee tenders your Common Shares on your behalf, your Nominee may charge you a fee for doing so. You should consult your Nominee to determine whether any charges will apply.

WHY IS THE FUND MAKING THIS REPURCHASE OFFER?

         o The Offer provides a means for shareholders wishing to sell all or a portion of their Common Shares to do so at a price close to NAV per Common Share.

                  Pursuant to a settlement agreement recently entered into by and among Arthur D. Lipson, Robert Ferguson, Scott Franzblau, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Activism Partners LLC, Western Investment Total Return Partners L.P., Western Investment Total Return Fund Ltd., Benchmark Plus Institutional Partners L.L.C., Benchmark Plus Partners L.L.C. and Benchmark Plus Management, L.L.C., and all of their respective directors, officers and Affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) (collectively, "Western") and the Fund related to the proxy solicitations by Western with respect to a proposal to declassify the Fund's Board of Trustees and in support of another candidate as a trustee, and described in Section 2 of this Offer to Repurchase, the Fund agreed to take certain actions related to tendering for shares of the Fund, as described below.

                  Subject to certain conditions set forth in the settlement agreement, the Fund agreed (a) to commence a tender offer prior to March 1, 2010 for up to 15% of its outstanding Common Shares at a price equal to at least 98% of the NAV of the Fund's Common Share as determined as of the close of the regular trading session of the New York Stock Exchange (the "NYSE") on the date the tender offer expires (March 12, 2010) and (b) to commence a tender offer as soon as reasonably practicable after June 1, 2010, September 1, 2010 and December 1, 2010 (each, a "Conditional Tender Offer") for up to 5% of the then outstanding Common Shares of the Fund at a price equal to at least 98% of the NAV of the Fund's Common Shares as determined as of the close of regular trading session of the New York Stock Exchange on the date the tender offer expires, if during the approximately three calendar months prior to such Conditional Tender Offer, the Common Shares of the Fund have traded on the NYSE at a market price (determined as of the close of regular trading on the NYSE) that represents an average daily discount from NAV of more than 5%. If the average of the Fund's daily discount of market price to NAV for each trading day in the applicable Conditional Tender Offer Test Period is less than 5% during such period, the Fund will not conduct any subsequent Conditional Tender Offers.

WHEN WILL THE OFFER EXPIRE?

         o The Offer will expire at 5:00 p.m., Eastern time, on March 12, 2010.

WHAT IS THE NAV PER COMMON SHARE AS OF A RECENT DATE?

         o The NAV per Common Share as of the close of the regular trading session of the NYSE on February 5, 2010 was $13.96 and the last reported sale price of a Common Share on the NYSE on such date was $13.46. (See Section 9--"Price Range of Fund Shares" for more information regarding the trading range of Common Shares and the Fund's NAV per Common Share during the past five years.) Before the Offer expires, NAV quotations can be obtained from the Information Agent by calling (800) 777-3674, between 9:00 a.m. and 6:00 p.m., Eastern time, Monday through Friday (except holidays).

WILL THE FUND'S NAV PER COMMON SHARE BE HIGHER OR LOWER ON THE REPURCHASE PRICING DATE?

         o No one can accurately predict what the Fund's NAV per Common Share will be at any future date.

HOW DO I PARTICIPATE IN THE OFFER?

         o To participate in the Offer, you must follow the procedures set forth in Section 4 and in the Letter of Transmittal that accompanies this Offer to Repurchase.

MUST I TENDER ALL OF MY COMMON SHARES FOR REPURCHASE?

         o No. You may tender for repurchase all or part of the Common Shares you own unless you own not more than 99 Common Shares total, in which case you must tender for repurchase either all or none of your Shares. (See Section 1--"Price; Number of Common Shares.")

MAY I WITHDRAW MY COMMON SHARES AFTER I HAVE TENDERED THEM FOR REPURCHASE AND, IF SO, BY WHEN?

         o Yes, you may withdraw all, but not less than all, of your tendered Common Shares at any time prior to 5:00 p.m., Eastern time, on the Expiration Date (March 12, 2010). In order for your withdrawal to be effective, you must submit or direct your Nominee to submit a withdrawal request to the Depositary prior to 5:00 p.m., Eastern time on the Expiration Date. You may resubmit withdrawn Common Shares by following the repurchase procedures before the Offer expires, including during any extension period.
                  (See Section 5--"Withdrawal Rights.")

HOW DO I WITHDRAW PREVIOUSLY TENDERED COMMON SHARES?

         o You must submit or direct your Nominee to submit a request for withdrawal of previously tendered Common Shares to the Depositary. You may only withdraw all Common Shares previously tendered by you, and not a portion thereof, and your notice of withdrawal must state this. (See Section 5--"Withdrawal Rights.")

MAY MY NOMINEE PLACE ANY CONDITIONS ON MY TENDER OF COMMON SHARES?

         o        No.

MAY I PLACE ANY CONDITIONS ON MY TENDER OF COMMON SHARES?

         o        No.

WHAT IF MORE THAN 1,190,339 COMMON SHARES ARE TENDERED?

         o The Fund is offering to repurchase up to 1,190,339 Common Shares. If shareholders tender (and do not timely withdraw) more than 1,190,339 Common Shares, the Fund will repurchase duly tendered Common Shares from participating shareholders on a pro rata basis, disregarding fractions, based upon the number of Common Shares each shareholder tenders for repurchase and does not timely withdraw, provided that the Fund will exclude from such pro rata reduction and accept all Common Shares duly tendered in accordance with the terms and conditions specified in the Offer by any shareholder who owns, beneficially or of record, an aggregate of not more than 99 Common Shares and who properly tenders all such Common Shares. The Fund does not intend to increase the number of Shares that it is offering to repurchase, even if shareholders tender more than 1,190,339 Shares. (See Section 1--"Price; Number of Common Shares.")

IF THE FUND ACCEPTS MY COMMON SHARES FOR REPURCHASE, WHEN WILL I RECEIVE
PAYMENT?

         o The Fund will pay for all validly tendered and not withdrawn Common Shares, subject to the proration provisions noted in the Offer, promptly after the expiration date of the Offer, subject to the satisfaction or waiver of the conditions to the Offer, as set forth in Section 3--"Certain Conditions of the Offer." We do, however, reserve the right, in our sole discretion, to delay payment for Common Shares pending receipt of any regulatory or governmental approvals to the Offer as described in Section 6 - "Payment for Common Shares."

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

         o Yes. The Fund does not expect to borrow money to finance the purchase of any tendered Shares.

IS MY TENDER OF COMMON SHARES IN THE REPURCHASE OFFER A TAXABLE TRANSACTION?

         o Generally, your sale of Common Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. For federal income tax purposes, the sale of Common Shares for cash will be treated either as
                  (1) a sale or exchange of Common Shares, or (2) a distribution with respect to your Common Shares potentially taxable as a dividend. Please consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences.

IS THERE ANY REASON COMMON SHARES TENDERED BY ME FOR REPURCHASE WOULD NOT BE ACCEPTED?

         o In addition to those circumstances described under Section 3 "Certain Conditions of the Offer" in which the Fund is not required to repurchase tendered Common Shares, the Fund has reserved the right to reject any and all tendered Common Shares determined by the Fund not to have been tendered in the appropriate form.

HOW WILL TENDERED COMMON SHARES BE ACCEPTED FOR REPURCHASE BY THE FUND?

         o Common Shares properly submitted in the Offer will be accepted for repurchase by the determination of the Fund.

WHAT SHOULD I DO IF I DECIDE NOT TO TENDER MY COMMON SHARES FOR REPURCHASE?

         o Nothing. There are no actions that you need to take if you determine not to participate in the Offer.

IF I DECLINE TO TENDER, HOW WILL THE OFFER AFFECT THE COMMON SHARES I HOLD?

         o Your percentage ownership interest in the Fund will increase after the completion of the tender offer.

DOES THE FUND'S MANAGEMENT RECOMMEND THAT SHAREHOLDERS PARTICIPATE IN THE OFFER, AND WILL MANAGEMENT PARTICIPATE IN THE OFFER?

         o None of the Fund, its Board, the Adviser or the Servicing Agent is making any recommendation to shareholders regarding whether to tender Common Shares in the Offer.

                  Affiliates of the Fund, as defined in the 1940 Act and including trustees and officers of the Fund, may be prohibited by the 1940 Act from tendering Common Shares to the Fund. Based upon information provided or available to the Fund, no trustee, officer or affiliate of the Fund intends to tender Common

                  Shares pursuant to the Offer. (See Section 11--"Interests of Directors, Executive Officers and Certain Related Persons.")

WILL THERE BE ADDITIONAL OPPORTUNITIES TO TENDER MY COMMON SHARES TO THE FUND?

         o Upon the occurrence of certain events and certain other terms and conditions, as set forth below, the Fund's Board of Trustees has also agreed to conduct three additional tender offers as soon as reasonably practicable after June 1, 2010, September 1, 2010 and December 1, 2010 (the "Conditional Tender Offers.") (See Section 2--"Purpose of the Offer; Plans or Proposals of the Fund.")

HOW DO I OBTAIN MORE INFORMATION?

         o Questions, requests for assistance and requests for additional copies of the Offer to Repurchase, the Letter of Transmittal and all other Offer documents should be directed to the Information Agent toll free at (800) 777-3674. If you do not own Common Shares directly, you should obtain this information and the documents from your Nominee.

1.       PRICE; NUMBER OF COMMON SHARES.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Fund will accept for payment, in exchange for cash, an aggregate amount of up to 1,190,339 of its Common Shares that are properly tendered and not timely withdrawn in accordance with Section 5 prior to the Expiration Date (March 12, 2010). The term "Expiration Date" means 5:00 p.m, Eastern time, on March 12, 2010, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case Expiration Date shall mean the time and date on which the Offer, as so extended by the Fund, shall expire. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer prior to the time the Offer expires. (See Sections 3 and 16.) The Fund will not be obligated to repurchase Common Shares pursuant to the Offer under certain circumstances. (See Section 3.) The repurchase price of the Common Shares will be 98% of the NAV per Common Share determined as of the close of the regular trading session of the NYSE on the Repurchase Pricing Date (March 15, 2010), and will be payable in cash. (See
Section 6.) The Fund will not pay interest on the repurchase price under any circumstances.

         The NAV per Common Share as of the close of the regular trading session of the NYSE on February 5, 2010 was $13.96 and the last reported sale price of a Common Share on the NYSE on such date was $13.46, representing a discount of 3.58% to NAV. Prior to 5:00 p.m., Eastern time, on the Expiration Date (March 12, 2010), NAV quotations can be obtained from the Information Agent by calling
(800) 777-3674 between the hours of 9:00 a.m. and 6:00 p.m., Eastern time, Monday through Friday (except holidays).

         The Offer is being made to all shareholders and is not conditioned upon shareholders tendering for repurchase in the aggregate any minimum number of Common Shares.

         If more than 1,190,339 Shares are duly tendered for repurchase pursuant to the Offer (and not timely withdrawn as provided in Section 5), the Fund, subject to the conditions listed in Section 3, will repurchase Common Shares from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis (disregarding fractions) based upon the number of Common Shares duly tendered (and not timely withdrawn) by or on behalf of each shareholder. The Fund will exclude from such pro rata reduction and accept all Common Shares duly tendered in accordance with the terms and conditions specified in the Offer by any shareholder who owns, beneficially or of record, an aggregate of not more than 99 Common Shares and who properly tenders all such Common Shares. The Fund does not intend to increase the number of Common Shares offered for repurchase, even if more than 1,190,339 Shares are tendered by all shareholders in the aggregate.

         On February 5, 2010, the record date for the determination of shareholders of the Fund entitled to receive the Offer, there were 7,935,591 Common Shares issued and outstanding, and there were 2,703 holders of record of Common Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held legal title to Common Shares as nominees on behalf of multiple beneficial owners.

2.       PURPOSE OF THE OFFER; PLANS OR PROPOSALS OF THE FUND.

         The Board considered the Offer at meetings held on October 20, 2009 and January 20, 2010, and approved the Offer on February 3, 2010.

         Pursuant to a settlement agreement recently entered into by and among Arthur D. Lipson, Robert Ferguson, Scott Franzblau, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Activism Partners LLC, Western Investment Total Return Partners L.P., Western Investment Total Return Fund Ltd., Benchmark Plus Institutional Partners L.L.C., Benchmark Plus Partners L.L.C. and Benchmark Plus Management, L.L.C., and all of their respective directors, officers and Affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) (collectively, "Western") and the Fund related to the proxy solicitations by Western with respect to a proposal to declassify the Fund's Board of Trustees and in support of another candidate as a trustee the Fund agreed to take certain actions related to tendering for shares of the Fund, as described below.

         Subject to certain conditions set forth in the settlement agreement, the Fund agreed (a) to commence a tender offer prior to March 1, 2010 for up to 15% of its outstanding Common Share at a price equal to at least 98% of the NAV of the Fund's Common Shares as determined as of the close of the regular trading session of the New York Stock Exchange (the "NYSE") on the date the tender offer expires (March 12, 2010) and (b) to commence a tender offer as soon as reasonably practicable after June 1, 2010, September 1, 2010 and December 1, 2010 (each, a "Conditional Tender Offer").

         The Fund will commence each Conditional Tender Offer for up to 5% of the then outstanding Common Shares of the Fund at a price equal to at least 98% of the NAV of the Fund's Common Shares as determined as of the close of regular trading session of the New York Stock Exchange on the date such Conditional Tender Offer expires, if during approximately three calendar months prior to such Conditional Tender Offer (each a "Conditional Tender Offer Test Period"), the Common Shares of the Fund have traded on the New York Stock Exchange at an average daily discount from NAV of more than 5% during the applicable Conditional Tender Offer Test Period. If the average of the Fund's daily discount of market price to NAV for each trading day in the applicable Conditional Tender Offer Test Period is less than 5% during such period, the Fund will not conduct any subsequent Conditional Tender Offers. Each Conditional Tender Offer is also subject to certain additional terms and conditions including, for example, that such Conditional Tender Offer would not constitute a breach of Board of Trustee's fiduciary duty owed to the Fund or its shareholders.

         The Board previously has sought to address the discount to NAV at which Common Shares of the Fund have traded in ways consistent with the best interests of shareholders and applicable regulatory requirements. The Board has considered a wide variety of strategies to address the discount. Past actions taken by the Board have included approval of management's recommendations to increase the Fund's distribution rate and efforts to increase publicity about the Fund.

         The Board believes that maintaining the Fund's closed-end structure provides the best means to achieve the Fund's primary investment objective to provide its common shareholders with high current income exempt from regular federal income tax while seeking to protect the value of the Fund's assets during periods of interest rate volatility. The Board believes that the recent performance of the Fund supports this view.

         There can be no assurance that this Offer or any other actions taken by the Board will reduce or eliminate any market price discount from NAV of the Common Shares. The market price of the Common Shares will also be determined by, among other things, the relative demand for and supply of the Common Shares in the market, the Fund's investment performance, the Fund's dividends and yield, and investor perception of the Fund's overall attractiveness as an investment as compared with other investment alternatives.

         Any Common Shares repurchased by the Fund pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Common Shares are listed).

         The Fund currently utilizes financial leverage in the form of auction market preferred shares and borrowings, in an aggregate amount equal to approximately 38.7% of the Fund's assets. The Fund intends to maintain approximately the same leverage percentage following the Offer. Based on the number of Common Shares repurchased in the Offer, the Board may consider redemptions of auction market preferred shares and/or reductions in level of borrowings in order to maintain the Fund's overall financial leverage targets.

         Except as set forth above, as referred to in Section 11 or in connection with the operation of the Fund's Dividend Reinvestment Plan, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Fund's operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund's present dividend policy, or indebtedness or capitalization of the Fund; (d) changes to the present Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer; (e) any other material change in the Fund's corporate structure or business, including any plans or proposals to make any changes in the Fund's investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund's obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund's Second Amended and Restated Agreement and Declaration of Trust, Second Amended and Restated By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

3.       CERTAIN CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund's right to extend, amend or terminate the Offer at any time in its sole discretion, the Fund shall not be required to accept for repurchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for any tendered Common Shares, if:

         (a) such transactions, if consummated, would result in the delisting of the Fund's Common Shares from the NYSE;

         (b) the Fund is not able to procure cash for purposes of conducting the Offer in an orderly manner and consistent with the Fund's investment objective, policies, status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code"), and applicable law, in order to provide sufficient consideration to repurchase Common Shares tendered pursuant to the Offer;

         (c) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Common Shares pursuant to the Offer or the Board's fulfillment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer, or otherwise directly or indirectly adversely affects the Offer or the Fund;

         (d) there shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the NYSE, any other exchange on which the Common Shares are traded or any other exchange on which securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action materially adverse to the Fund by U.S. federal or state authorities or any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, or any other jurisdiction;
(iii) any limitation affecting the Fund that is imposed by U.S. federal or state authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, or any other international or national calamity directly involving the United States other than any such event which is currently occurring; or (v) any other event or condition which, in the judgment of the Board, would have a material adverse effect on the Fund if the Offer were consummated; or

         (e) the Board determines in good faith that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board's fiduciary duties owed to the Fund or its shareholders.

         The Board may modify these conditions in accordance with Section 16, subject to applicable legal and regulatory requirements. The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. (See Section 16.)

         The foregoing conditions are for the Fund's sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

         A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

         If the Offer is suspended or postponed, the Fund will provide notice to the Shareholders of such suspension or postponement.

4.        PROCEDURES FOR TENDERING COMMON SHARES FOR REPURCHASE.

         A. Proper Tender of Common Shares. For Common Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and all other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Repurchase, and must either: (a) cause certificates for tendered Common Shares to be received by the Depositary at such address or cause such Common Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before the Expiration Date; or (b) (in lieu of the delivery of such Share certificates prior to the Expiration Date) such shareholder must comply with the guaranteed delivery procedures set forth below. LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING TENDERED COMMON SHARES SHOULD NOT BE SENT OR DELIVERED TO THE FUND.

         Shareholders who desire to tender Common Shares registered in the name of a Nominee must contact their Nominee to effect a tender on their behalf. Shareholders who do not hold Common Shares through a Nominee may wish to contact one of these entities deposit their Common Shares with it and seek its assistance in submitting the Letter of Transmittal and other documents required for participation in the Offer.

         Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a repurchase of Common Shares pursuant to the Offer unless at the time of the request, and at the time the Common Shares are accepted for payment, the person requesting the repurchase has a net long position equal to or greater than the amount requested for repurchase in either:
(a) Common Shares, and will deliver or cause to be delivered such Common Shares for the purpose of repurchase to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to repurchase, will acquire Common Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Common Shares so acquired for the purpose of requesting the repurchase of the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to repurchase or guarantee of a request to tender on behalf of another person.

         The acceptance of Common Shares by the Fund for repurchase will constitute a binding agreement between the participating shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating shareholder's representation that the shareholder has a net long position in the Shares being tendered for repurchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.

         B. Signature Guarantees and Method of Delivery. All signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. (See Instruction 2 of the Letter of Transmittal.) An "Eligible Institution" is a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association's approved medallion program (such as STAMP, SEMP or MSP).

         If the Letter of Transmittal is signed by the registered holder(s) of the Common Shares tendered for repurchase thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Common Shares tendered for repurchase without any alteration, enlargement or any change whatsoever.

         If any of the Common Shares tendered for repurchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

         If any of the Common Shares tendered for repurchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

         If the Letter of Transmittal or any certificates for Common Shares tendered for repurchase or stock powers relating to Common Shares tendered for repurchase are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with the Letter of Transmittal.

         If the Letter of Transmittal is signed by the registered holder(s) of the Common Shares tendered for repurchase, no endorsements of certificates or separate stock powers with respect to such Common Shares are required unless payment is to be made to, or certificates for Common Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

         If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Common Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. (See subsection D of this Section 4.)

         C. Book-Entry Delivery. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Common Shares in accordance with DTC's procedures. However, although delivery of Common Shares may be effected through book-entry transfer at DTC, a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or an Agent's Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date (March 12, 2010) at one of its addresses set forth on the back cover page of this Offer to Repurchase, or the participating shareholder must comply with the guaranteed delivery procedures described below.

         The term "Agent's Message" means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a "Book-Entry Confirmation") which states that
(a) DTC has received an express acknowledgment from the DTC participant tendering the Common Shares for repurchase that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.

         D. Guaranteed Delivery. Notwithstanding the foregoing, if a shareholder desires to tender Common Shares pursuant to the Offer and the certificates for the Common Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to the Expiration Date, or a shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder's Common Shares nevertheless may be tendered, provided that all of the following conditions are satisfied:

                  (a) the tender is made by or through an Eligible Institution;

                  (b) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to the Expiration Date; and

                  (c) the certificates for all such tendered Common Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Common Shares, as the case may be, together with a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent's Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m., Eastern time, on the third NYSE trading day after the date of receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Common Shares tendered for repurchase within the meaning of, and that the tender of the Common Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

         THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE PARTICIPATING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. Shareholders have the responsibility to cause: (a) the tender of their Common Shares for repurchase (in proper certificated or uncertificated form); (b) the timely delivery of a properly completed Letter of Transmittal (including original signature(s) and the original of any required signature guarantee(s)) or Agent's Message; and (c) the timely delivery of all other documents required by the Letter of Transmittal. Timely delivery is a condition precedent to acceptance of Common Shares for repurchase pursuant to the Offer and to payment of the purchase price.

         Notwithstanding any other provision hereof, payment for Common Shares accepted for repurchase pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Common Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Common Shares (if available), a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

         E. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment or repurchase, or pay for, any Common Shares if, in the opinion of the Fund's counsel, accepting, purchasing or paying for such Common Shares would be unlawful. The Fund also reserves the absolute right to the extent permitted by law to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Common Share(s) or shareholder(s). The Fund's interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

         NONE OF THE FUND, THE BOARD, THE ADVISER, THE SERVICING AGENT, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THE FOREGOING PERSONS WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

          F. United States Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, the Depositary would generally be required to withhold 28% of the gross payments made pursuant to the Offer to any U.S. Shareholder (as defined below) that is not a tax-exempt person or other exempt recipient unless such U.S. Shareholder has completed and submitted to the Depositary an IRS Form W-9. In order to avoid the possibility of backup withholding, all participating U.S. Shareholders are required to provide the Depositary with a properly completed and signed IRS Form W-9. Failure of a U.S. Shareholder to provide the Depositary with a completed and signed Form W-9 will result in a defective submission, and the Fund will be unable to repurchase such shareholder's Shares. A "U.S. Shareholder" is a shareholder that is a "U.S. person" within the meaning of the Code. In general, a U.S. Shareholder is a shareholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in the United States or under the law of the United States, any State thereof or the District of Columbia; (c) an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or (d) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

         In order to avoid the possibility of withholding of U.S. federal income taxes, participating Non-U.S. Shareholders (as defined below) must provide the Depositary with a completed IRS Form W-8BEN, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. FAILURE TO PROVIDE THE DEPOSITARY WITH THE APPROPRIATE FORM W-8 WILL RESULT IN A DEFECTIVE SUBMISSION AND THE FUND WILL BE UNABLE TO REPURCHASE THE PARTICIPATING NON-U.S. SHAREHOLDER'S SHARES. For this purpose, a "Non-U.S. Shareholder" is any shareholder that is not a "U.S. person" within the meaning of the Code. Form W-8BEN and other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

         FAILURE OF A PARTICIPATING SHAREHOLDER TO SUBMIT THE DOCUMENTATION DESCRIBED ABOVE WILL RESULT IN AN INVALID SUBMISSION OF COMMON SHARES FOR PARTICIPATION IN THE OFFER AND, ACCORDINGLY, SUCH SHAREHOLDER'S TENDERED COMMON SHARES WILL NOT BE ACCEPTED FOR REPURCHASE.

5.    WITHDRAWAL RIGHTS.

         At any time prior to the Expiration Date (March 12, 2010), and, if the Common Shares have not by then been accepted for payment by the Fund, at any time prior to the earlier of (i) the time of such acceptance and (ii) 5:00, p.m. Eastern time, March 12, 2010, any shareholder may withdraw all, but not less than all, of the Common Shares that the shareholder has tendered.

         To be effective, a written notice of withdrawal of Common Shares tendered for repurchase must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Repurchase. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary prior to the Expiration Date, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn (which may not be less than all of the Common Shares tendered by the shareholder) and, if one or more certificates representing such Common Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Common Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Common Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Common Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

         All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Common Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Common Shares, however, may be re-tendered for repurchase by following the procedures described in Section 4 prior to the Expiration Date. Except as otherwise provided in this Section 5, tenders of Common Shares made pursuant to the Offer will be irrevocable.

         NONE OF THE FUND, THE BOARD, THE ADVISER, THE SERVICING AGENT, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

         If the Fund is delayed in its acceptance for payment of Shares or it is unable to accept for payment Shares tendered pursuant to the Offer for any reason, then, without prejudice to the Fund's rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 5.

6.    PAYMENT FOR COMMON SHARES.

         For purposes of the Offer, the Fund will be deemed to have accepted for payment and repurchased Common Shares that are validly tendered for repurchase (and not timely withdrawn in accordance with Section 5) when, as and if the Fund gives oral or written notice to the Depositary of its acceptance of such Common Shares for repurchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Common Shares tendered for repurchase promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will distribute payment for properly tendered Common Shares as soon as practicable after the Expiration Date.

         Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

         In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

         (a) a Letter of Transmittal (or a copy thereof) properly completed and duly executed with any required signature guarantee(s), or an Agent's Message in connection with a book-entry transfer;

         (b) a certificate evidencing Common Shares or timely confirmation of a book-entry transfer of such Common Shares into the Depositary's account at DTC pursuant to the procedure set forth in Section 4; and

         (c)      all other documents required by the Letter of Transmittal.

         The Fund is paying the costs of conducting the Offer, which include the costs of printing and mailing materials to shareholders, certain legal and filing fees and the fees and expenses of the Depositary and Information Agent. Participating shareholders will bear any fee charged by their Nominee for processing a repurchase request and sending it to the Depositary.

         Certificates representing Common Shares tendered but not repurchased will be returned promptly following the termination, expiration or withdrawal of the Offer, without further expense to the participating shareholder. The Fund will not be obligated to repurchase Common Shares pursuant to the Offer under certain conditions. (See Section 3.)

         In order to tender Common Shares validly for repurchase pursuant to the Offer, participating shareholders must complete and sign the appropriate IRS Form W-8 or IRS Form W-9, as applicable, and provide such form to the Depositary together with the Letter of Transmittal. Failure of a participating shareholder to do so will result in a defective submission and the Fund will not repurchase such shareholder's Common Shares. (See Section 4.F.)

7.    SOURCE AND AMOUNT OF CONSIDERATION.

         The actual cost of the Offer to the Fund cannot be determined at this time because the number of Common Shares to be repurchased will depend on the number of Common Shares tendered for repurchase, and the price will be based on the NAV per Common Share on the Repurchase Pricing Date (March 15, 2010). If the NAV per Common Share on the Repurchase Pricing Date were $13.96, which was the NAV per Common Share on February 5, 2010, and if shareholders tendered all Common Shares offered for repurchase pursuant to the Offer, payments by the Fund to the participating shareholders would be approximately $16.3 million. (See the Pro Forma Capitalization Table, Section 8.) The Fund will not be responsible for the costs of distributing the payment for Common Shares, including any transaction expenses and fees, which will be paid by participating shareholders.

         The Fund intends to use cash on hand and also may sell portfolio securities to pay the purchase price for Common Shares tendered. The Board believes that the Fund has monies, either as cash or through the sale of portfolio securities, to purchase the Common Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board, there is not sufficient monies to pay for tendered Common Shares, the Fund may terminate the Offer. No funds are expected to be borrowed, directly or indirectly, for the purpose of the Offer. There are no alternative financing arrangements or alternative financing plans. There are no material conditions to the availability of the consideration for the purposes of this Offer, except as set forth herein. (See Section 3.)

8.    EFFECTS OF THE OFFER; CONSEQUENCES OF PARTICIPATION.

         THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR PARTICIPATING AND NON-PARTICIPATING SHAREHOLDERS. PLEASE SEE BELOW.

         A. Effects on Value of Portfolio Securities. The Fund's investments may decrease in value following the Offer, depending on the level of participation in the Offer.

         B. Effects on the Fund. The repurchase of Common Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-participating shareholders and reducing the net assets of the Fund. This reduction in the NAV of the Fund will likely cause the ratio of the Fund's expenses to its net assets to increase. Additionally, a reduction in the number of Common Shares issued and outstanding may reduce the liquidity and the depth of the trading market for Common Shares.

         C. Pro Forma Effects on Fund Capitalization. The repurchase by the Fund of the Common Shares will reduce the Fund's net assets (that is, its total assets less its liabilities). The following table sets forth the net assets of the Fund as of February 5, 2010, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases 15% of its outstanding Common Shares as of such date pursuant to the Offer):

                           PRO FORMA CAPITALIZATION(1)

                                                                       ADJUSTMENT FOR
                                                                  REPURCHASE AT $13.68 PER             PRO FORMA AS
                                    AS OF FEBRUARY 5, 2010             COMMON SHARE(2)                   ADJUSTED
                                    ----------------------             ---------------                   --------
Net assets                               $110,814,022                    $16,283,838                    $94,478,184
Common Shares outstanding                  7,935,591                      1,190,339                      6,745,252
NAV per Common Share(3)                     $13.96                         $13.68                         $14.01

--------------------
         (1) This table assumes repurchase by the Fund of 1,190,339 Common Shares, equal to 15% of the Fund's outstanding Shares as of February 5, 2010. The table reflects the payment by the Fund of $52,000 representing the estimated cost of the Offering.


         (2) This amount represents 98% of the Fund's NAV per Common Share as of February 5, 2010. Shares repurchased pursuant to the Offer will be purchased at a 98% discount to NAV per Common Share on the Repurchase Pricing Date, which may be more or less than $13.68 per Common Share, and the pro forma NAV per Common Share also may be more or less than that shown above.


         (3) The NAV per Common Share of the Fund is determined as of the close of regular trading on the NYSE by dividing the total assets of the Fund, less all liabilities, by the total number of Common Shares outstanding.

     D. Expenses of Participating Shareholders. Without consideration of any potential tax consequences to participating shareholders, the actual per-share expense incurred by shareholders participating in the Offer will depend on many factors, including but not limited to the number of Common Shares tendered for repurchase by such participating shareholder and any fees and expenses paid to a Nominee for submitting the documentation necessary for participation in the Offer. The impact of such per-share expenses on a participating shareholder will depend in part on how many Common Shares the Fund repurchases from such participating shareholder; per-share expenses borne by a participating shareholder might increase to the extent that the Fund repurchases fewer Common Shares from such participating shareholder. Shareholders wishing to tender Common Shares should consider whether participating in the Offer, in light of these transaction costs, is cost-effective versus selling Common Shares on the NYSE at the prevailing market price (which will likely differ from the repurchase price). Shareholders are encouraged to consult with their financial and tax advisors regarding these issues.

     E. Tax Consequences of Participating Shareholders. The repurchase of Common Shares tendered by participating U.S. Shareholders in exchange for cash pursuant to the Offer will generally have U.S. federal income tax consequences. (See
Section 14 "United States Federal Income Tax Consequences.")

     F. Recognition of Capital Gains by the Fund. As noted, the Fund will likely be required to sell portfolio securities to finance the Offer. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains to Shareholders of record (reduced by net capital losses realized during the fiscal year, if any). In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the non-tendering Shareholders at ordinary income rates. This recognition and distribution of gains, if any, would have certain negative consequences; first, Shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of distributions than otherwise would be the case; second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of February 5, 2010, there was net unrealized appreciation of $4.2 million in the Fund's portfolio as a whole, and as of July 31, 2009, the Fund's prior fiscal year end, there were net capital loss carryforwards of $6.8 million that for tax purposes would offset future gains actually realized.

9.    PRICE RANGE OF COMMON SHARES.

     The following table sets forth, for each of the calendar quarters indicated, the high and low closing market prices for the Common Shares on the NYSE, the NAV per Common Share and the premium or discount to NAV per Common Share at which the Common Shares were trading.

                                                 PRICE RANGE OF COMMON SHARES

                                                             NAV PER COMMON SHARE           PREMIUM/(DISCOUNT)
                                   MARKET PRICE             ON DATE OF MARKET PRICE      ON DATE OF MARKET PRICE
                                 PER COMMON SHARE               HIGH AND LOW(1)              HIGH AND LOW(2)
DURING QUARTER ENDED           HIGH           LOW             HIGH            LOW           HIGH          LOW
--------------------           ----           ---             ----            ---           ----          ---
       12/31/2009             $13.50         $12.64          $14.20         $13.90         -4.93%        -9.06%
        9/30/2009             $13.24         $10.95          $14.25         $12.45         -7.09%       -12.05%
        6/30/2009             $11.30         $ 9.98          $12.64         $11.59        -10.60%       -13.89%
        3/31/2009             $10.67         $ 8.74          $11.65         $10.34         -8.41%       -15.47%
       12/31/2008             $10.03         $ 6.79          $11.78         $ 9.58        -14.86%       -29.12%
        9/30/2008             $12.18         $ 9.60          $13.38         $12.07         -8.97%       -20.46%
        6/30/2008             $12.46         $11.70          $13.85         $13.32        -10.04%       -12.16%
        3/31/2008             $12.95         $11.46          $14.61         $13.43        -11.36%       -14.67%
       12/31/2007             $12.79         $11.77          $14.21         $13.94         -9.99%       -15.57%
        9/30/2007             $12.91         $12.26          $14.29         $13.77         -9.66%       -10.97%
        6/30/2007             $13.37         $12.59          $14.52         $14.11         -7.92%       -10.77%
        3/31/2007             $13.36         $12.93          $14.78         $14.65         -9.61%       -11.74%
       12/31/2006             $13.14         $12.55          $14.89         $14.48        -11.75%       -13.33%
        9/30/2006             $12.78         $12.03          $14.62         $14.01        -12.59%       -14.13%

                                       16

                                                             NAV PER COMMON SHARE           PREMIUM/(DISCOUNT)
                                   MARKET PRICE             ON DATE OF MARKET PRICE      ON DATE OF MARKET PRICE
                                 PER COMMON SHARE               HIGH AND LOW(1)              HIGH AND LOW(2)
DURING QUARTER ENDED           HIGH           LOW             HIGH            LOW           HIGH          LOW
--------------------           ----           ---             ----            ---           ----          ---
        6/30/2006             $12.83         $12.01          $14.32         $14.06        -10.41%       -14.58%
        3/31/2006             $13.14         $12.41          $14.58         $14.57         -9.88%       -14.82%
       12/31/2005             $13.03         $12.16          $14.50         $14.37        -10.14%       -15.38%
        9/30/2005             $13.44         $12.84          $14.77         $14.63         -9.00%       -12.24%
        6/30/2005             $12.96         $12.25          $14.78         $14.34        -12.31%       -14.57%
        3/31/2005             $13.50         $12.12          $14.75         $14.31         -8.47%       -15.30%
       12/31/2004             $13.71         $12.80          $14.49         $14.44         -5.38%       -11.36%
        9/30/2004             $13.56         $12.91          $14.46         $13.78         -6.22%        -6.31%
        6/30/2004             $15.71         $12.94          $14.33         $13.73          9.63%        -5.75%
        3/31/2004             $16.00         $15.07          $14.71         $14.64          8.77%         2.94%
       12/31/2003(3)          $15.51         $14.90          $14.51         $14.56          6.89%         2.34%

(1)    Based on the Fund's computations


(2)    Calculated based on the information presented. Percentages are rounded.


(3)    The Fund commenced investment operations on August 27, 2003.

         The Common Shares have generally traded at a discount to the NAV per Common Share. As of the close of business on February 5, 2010, the Fund's NAV per Common Share was $13.96, and the high, low and closing prices per Common Share on the NYSE on that date were $13.50, $13.45 and $13.46, respectively. Prior to the expiration of the Offer, daily NAV quotations can be obtained in the manner indicated in Section 1.

         The tender of Common Shares, unless and until such tendered Common Shares are accepted for repurchase, will not affect the record ownership of any such tendered Common Shares for purposes of entitlement to any dividends payable by the Fund.


10.    SELECTED FINANCIAL INFORMATION.


         The table below is intended to help you understand the financial performance of the Fund. This information, except as indicated, has been excerpted from audited financial statements of the Fund. The Fund's audited financial statements appearing in the Fund's annual reports to shareholders for the fiscal years ended July 31, 2009 and July 31, 2008, including accompanying notes thereto and the reports of Ernst & Young LLP thereon, are incorporated herein by reference. The annual and semi-annual reports may be obtained without charge by writing to the Information Agent at 480 Washington Boulevard, 27th Floor, Jersey City, NJ 07310, by calling (800) 777-3674 or on the Internet at www.sec.gov or at www.claymore.com/mzf.


                                                       FINANCIAL HIGHLIGHTS

---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
PER SHARE OPERATING PERFORMANCE        FOR THE           FOR THE           FOR THE            FOR THE           FOR THE
FOR ONE COMMON SHARE OUTSTANDING       YEAR ENDED        YEAR ENDED        YEAR ENDED         YEAR ENDED        YEAR ENDED
THROUGHOUT EACH PERIOD                 JULY 31, 2009     JULY 31, 2008     JULY 31, 2007      JULY 31,          JULY 31,
                                                                                              2006              2005
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
NET ASSET VALUE, BEGINNING OF               $ 13.17           $14.21            $14.25            $14.68            $13.83
PERIOD
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
INVESTMENT OPERATIONS
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
NET INVESTMENT INCOME                          1.02             0.99              0.95              0.90              0.92
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------

                                       17

---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
PER SHARE OPERATING PERFORMANCE        FOR THE           FOR THE           FOR THE            FOR THE           FOR THE
FOR ONE COMMON SHARE OUTSTANDING       YEAR ENDED        YEAR ENDED        YEAR ENDED         YEAR ENDED        YEAR ENDED
THROUGHOUT EACH PERIOD                 JULY 31, 2009     JULY 31, 2008     JULY 31, 2007      JULY 31,          JULY 31,
                                                                                              2006              2005
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
NET REALIZED AND UNREALIZED
GAIN/(LOSS) ON INVESTMENTS AND                (0.49)           (1.06)            (0.10)            (0.41)             0.87
SWAPTIONS TRANSACTIONS

-----------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS TO PREFERRED SHAREHOLDERS FROM NET INVESTMENT INCOME
-----------------------------------------------------------------------------------------------------------------------------
(COMMON SHARE EQUIVALENT BASIS)               (0.24)           (0.35)            (0.31)            (0.27)            (0.16)
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
TOTAL FROM INVESTMENT OPERATIONS               0.29            (0.42)             0.54              0.22              1.63
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
DISTRIBUTIONS TO COMMON                       (0.73)           (0.62)            (0.58)            (0.65)            (0.78)
SHAREHOLDERS FROM NET INVESTMENT
INCOME
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
NET ASSET VALUE, END OF PERIOD               $12.73           $13.17            $14.21            $14.25            $14.68
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------

MARKET VALUE, END OF PERIOD                  $11.87           $11.73            $12.63            $12.29            $13.15
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------

TOTAL INVESTMENT RETURN (a)
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
                     NET ASSET                 2.83%           -3.07%             3.80%             1.57%            12.03%
                     VALUE
-------------------- ------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
                     MARKET VALUE              8.65%           -2.29%             7.93%            -1.60%             6.47%
-------------------- ------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
RATIOS AND SUPPLEMENTAL DATA
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
NET ASSETS END OF PERIOD                   $101,016         $104,526          $112,777          $113,044          $116,511
(THOUSANDS)
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
RATIO OF EXPENSES TO AVERAGE NET               1.54%            1.27%             1.28%             1.63%             1.53%
ASSETS (EXCLUDING INTEREST
EXPENSE ON FLOATING RATE NOTE
OBLIGATIONS AND NET OF FEE
WAIVERS) (b)
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------

                                       18


---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
PER SHARE OPERATING PERFORMANCE        FOR THE           FOR THE           FOR THE            FOR THE           FOR THE
FOR ONE COMMON SHARE OUTSTANDING       YEAR ENDED        YEAR ENDED        YEAR ENDED         YEAR ENDED        YEAR ENDED
THROUGHOUT EACH PERIOD                 JULY 31, 2009     JULY 31, 2008     JULY 31, 2007      JULY 31,          JULY 31,
                                                                                              2006              2005
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
RATIO OF EXPENSES TO AVERAGE NET               1.91%            1.61%             1.62%             1.89%             1.77%
ASSETS (EXCLUDING INTEREST
EXPENSE ON FLOATING RATE NOTE
OBLIGATIONS AND EXCLUDING FEE
WAIVERS) (b)
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
RATIO OF EXPENSES TO AVERAGE NET               1.54%            1.32%             1.44%             1.63%             1.53%
ASSETS (INCLUDING INTEREST
EXPENSE ON FLOATING RATE NOTE
OBLIGATIONS(C) AND NET OF FEE
WAIVERS) (b)
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------

RATIO OF EXPENSES TO AVERAGE NET               1.91%            1.66%             1.78%             1.89%             1.77%
ASSETS (INCLUDING INTEREST
EXPENSE ON FLOATING RATE NOTE
OBLIGATIONS(C) AND EXCLUDING FEE
WAIVERS) (b)
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------

RATIO OF NET INVESTMENT INCOME                 8.65%            7.15%             6.56%             6.21%             6.34%
TO AVERAGE NET ASSETS (b)
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------

PORTFOLIO TURNOVER                               21%              29%                4%               21%               15%
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
PREFERRED SHARES, AT REDEMPTION             $69,450          $69,450           $69,450           $69,450           $69,450
VALUE ($25,000 PER SHARE
LIQUIDATION PREFERENCE)
(THOUSANDS)
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
PREFERRED SHARES ASSET COVERAGE             $61,363          $62,626           $65,597           $65,693           $66,941
PER SHARE
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------

ASSET COVERAGE PER $1,000 OF                  N/A               N/A           $37,445                N/A               N/A
INDEBTEDNESS (d)
---------------------------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------
            N/A      Not
                     applicable.
-------------------- ------------- --- -------------- -- -------------- -- -------------- --- ------------- --- -------------

          (a) Total investment return is calculated assuming a purchase of a common share at the beginning of the period and a sale on the last day of the period reported either at net asset value (NAV) or market price per share. Dividends and distributions are assumed to be reinvested at NAV for returns at NAV or in accordance with the Fund's dividend reinvestment plan for returns at market value. Total investment return does not reflect brokerage commissions. A return calculated for period of less than one year is not annualized.

          (b) Calculated on the basis of income and expenses applicable to both common and preferred shares relative to average net assets of common shareholders.

          (c) See Note 1 of the Notes to Financial Statements for more information on floating rate note obligations.

          (d) Calculated by subtracting the Fund's total liabilities (not including the floating rate note obligations) from the Fund's total assets and dividing by the total number of indebtedness units, where one unit equals $1,000 of indebtedness.


11.      INTERESTS OF TRUSTEES AND OFFICERS

         Information, as of particular dates, concerning the Fund's trustees and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund's shareholders and filed with the Commission. The table below sets forth the number of Common Shares and percentage of outstanding Common Shares beneficially owned by the trustees and officers of the Fund as of February 5, 2010. The address of each of them is in care of the Fund at 2455 Corporate West Drive, Lisle, IL 60532.

                                          NUMBER OF COMMON SHARES                 PERCENTAGE OF SHARES BENEFICIALLY OWNED
NAME AND POSITION                           BENEFICIALLY OWNED
Trustees
Randall C. Barnes                                    0                                               0%
Clifford D. Corso                                    0                                               0%
Ronald A. Nyberg                                    720                                           0.00009%
Ronald E. Toupin, Jr.                                0                                               0%
Kevin M. Robinson                                    0                                               0%
Officers
J. Thomas Futrell                                  5,913                                          0.00075%
Kevin M. Robinson                                    0                                               0%
Clifford D. Corso                                    0                                               0%
Jeffrey MacDonald                                    0                                               0%
James DiChiaro                                       0                                               0%
Steven M. Hill                                       0                                               0%
Bruce Saxon                                          0                                               0%
James Howley                                         0                                               0%
Donald P. Swade                                      0                                               0%
Mark J. Furjanic                                     0                                               0%
Melissa J. Nguyen                                    0                                               0%
Leonard I. Chubinsky                                 0                                               0%
Mark E. Mathiasen                                    0                                               0%
Elizabeth H. Hudson                                  0                                               0%

         Neither the Fund nor, to the best of the Fund's knowledge, any of the Fund's trustees or officers, or associates of any of the foregoing, has effected any transaction in Common Shares, except for dividend reinvestment, during the 60 days prior to the date of this Offer to Repurchase. During the 60 days prior to the date of this Offer to Repurchase, the Fund did not purchase any Common Shares in the open market.


         Other than the settlement agreement described under Section 2 of this Offer or as otherwise set forth in this Offer, neither the Fund, nor, to the best of the Fund's knowledge, any of the Fund's trustees or officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Fund, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Repurchase, there is no present or proposed material agreement, arrangement, understanding or relationship with respect to the Offer between the Fund and any of its executive officers, trustees, controlling persons or subsidiaries.


         Affiliates of the Fund, as defined in the 1940 Act and including trustees and officers of the Fund, may be prohibited by the 1940 Act from tendering Common Shares to the Fund. Based upon information provided or available to the Fund, no trustee, officer or affiliate of the Fund intends to tender Common Shares pursuant to the Offer.


12.      CERTAIN INFORMATION ABOUT THE FUND.


         The Fund is a Delaware statutory trust with its principal executive offices located at 2455 Corporate West Drive, Lisle, Illinois 60532. The Fund's business telephone number is (630) 505-3700. The Fund is a closed-end, diversified, management investment company. The Fund first issued Common Shares to the public on August 27, 2003. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Common Shares at the election of a shareholder. The Fund's primary investment objective is to provide its common shareholders with high current income exempt from regular federal income tax while seeking to protect the value of the Fund's assets during periods of interest rate volatility.


         The Adviser is a wholly-owned subsidiary of MBIA Inc. and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Adviser has served as investment adviser to the Fund since the Fund's inception. Based in Armonk, NY, the Adviser specializes in the management of fixed-income securities, with $42 billion in fixed income assets under management as of December 31, 2009. Founded in 1994, the Adviser maintains a particular expertise in investment-grade municipal bond investing.


         Claymore Securities, Inc. is a privately-held financial services company offering unique investment solutions for financial advisors and their valued clients. Claymore entities have provided supervision, management or servicing on approximately $15.2 billion in assets, as of December 31, 2009. Claymore currently offers closed-end funds, unit investment trusts and exchange-traded funds.


13.      ADDITIONAL INFORMATION.


         The Fund has filed with the Securities and Exchange Commission a Schedule TO, which provides additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO at the prescribed rates at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of Schedule TO may also be obtained by mail at the prescribed rates from the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The Fund's filings are also available to the public on the Securities and Exchange Commission's website at www.sec.gov.


14.      UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.


         The following discussion is a general summary of certain U.S. federal income tax consequences of a participating shareholder's sale of Common Shares pursuant to the Offer. This discussion is based on current U.S. federal income tax law, including the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not apply to a shareholder that is a member of a class of holders subject to special rules (such as a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns Common Shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, a U.S. expatriate, a person liable for the alternative minimum tax, or a U.S Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar). Furthermore, this discussion assumes that shareholders hold their Common Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). No ruling has been or will be sought from the Internal Revenue Service ("IRS") regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Shareholders should consult their own tax advisers with respect to the tax consequences of a sale of Common Shares pursuant to the Offer, including potential tax consequences in jurisdictions where the shareholder is a citizen, resident or domiciliary.


         If a partnership holds Common Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A person or entity that is a partner of a partnership tendering Common Shares is urged to consult its own tax advisors.


         A. Consequences to U.S. Holders of Participating in the Offer. As used herein, the term "U.S. Holder" means any holder of Common Shares that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in the United States or under the law of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or (d) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

         The sale of Common Shares by a U.S. Holder pursuant to the Offer will be treated as a "sale or exchange" for U.S. federal income tax purposes only if the receipt of cash upon such sale: is "substantially disproportionate" with respect to the holder; results in a "complete redemption" of a Fund's stock owned by the holder; or is "not essentially equivalent to a dividend" with respect to the holder.

         In determining whether any of the above three tests is satisfied, a holder must take into account not only stock that it actually owns, but also stock that it constructively owns within the meaning of Code section 318. Further, contemporaneous dispositions or acquisitions of the Fund's stock by a holder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied.

         "Substantially Disproportionate." The purchase of Common Shares pursuant to the Offer will be substantially disproportionate with respect to a holder if the percentage of the Fund's then outstanding voting stock actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of the Fund's voting stock owned by the holder determined immediately before the purchase. In no event will a purchase of Common Shares be substantially disproportionate with respect to a holder that owns 50% or more of the Fund's combined voting power after the conclusion of the Offer.

         "Complete Redemption." The purchase of Common Shares pursuant to the Offer will result in a complete redemption of a holder's equity interest if (i) all of the Fund's stock actually owned by the holder is sold pursuant to the Offer, (ii) all of the Fund's stock constructively owned by the holder, is sold pursuant to the Offer or, with respect to stock owned by certain related individuals, the holder is entitled to and effectively waives, in accordance with Code section 302(c), attribution of the Fund's stock that otherwise would be considered as constructively owned by the holder and (iii) after the Shares are sold the holder does not actually or constructively (taking into account the effect of a waiver of constructive ownership as provided in clause (ii)) own any other class of the Fund's stock. Holders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisors.

         "Not Essentially Equivalent to a Dividend." The purchase of Common Shares pursuant to the Offer will be treated as not essentially equivalent to a dividend if the reduction in the holder's proportionate interest in the Fund's stock as a result of the Fund's purchase of Common Shares constitutes a "meaningful reduction" of the holder's interest. Whether the receipt of cash by a holder who sells Common Shares pursuant to the Offer will result in such a meaningful reduction will depend upon the holder's particular facts and circumstances. Generally, even a small reduction in the percentage ownership interest of a holder whose relative stock interest in a publicly held corporation (such as the Fund) is minimal and who exercises no control over the corporation's business should constitute a meaningful reduction. Holders should consult their own tax advisors regarding the application of this test to their particular circumstances.


         Assuming any of the above three tests is satisfied with respect to a sale of Common Shares by a U.S. Holder pursuant to the Offer, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash it receives and its tax basis in the Common Shares sold. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Common Shares sold were held for more than one year. However, any loss on the sale of Common Shares that have been held for six months or less will be disallowed to the extent of any exempt-interest dividends received with respect to such Common Shares and, if not disallowed, such loss shall be treated as long-term capital loss to the extent of any capital gain dividends received by the U.S. Holder (or amounts credited to the U.S. Holder as an undistributed capital gain) with respect to such Common Shares. The deductibility of capital losses is subject to limitations. Under current law, long-term capital gain of a U.S. individual is subject to a maximum 15% U.S. federal income tax rate.

         Under Treasury regulations, if a U.S. Holder recognizes a loss with respect to its Common Shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder in any single taxable year (or a greater loss over a combination of years), the shareholder must file with the IRS a disclosure statement on Form 8886. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

         If none of the three tests is satisfied with respect to a sale of Common Shares by a U.S. Holder pursuant to the Offer, the U.S. Holder will be treated as having received a distribution from the Fund with respect to the U.S. Holder's stock in an amount equal to the cash it receives pursuant to the Offer. The distribution, in form, will likely be treated as a taxable ordinary income dividend, although it is possible that the distribution could be treated as a tax-exempt dividend, a capital gain dividend and/or a return of capital distribution, depending, in part, on the amount of the Fund's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Current law imposes a maximum 15% U.S. federal income tax rate with respect to "qualified dividend income" of U.S. individuals. However, the Fund's dividends will only be treated as qualified dividend income to the extent of dividends that the Fund receives on stock of most U.S. and certain foreign corporations, and only to the extent that the Fund and the U.S. Holder satisfy certain holding period and other restrictions. It is not expected that any amount that a U.S. Holder receives from a Fund in connection with the Offer that is treated as a dividend will constitute qualified dividend income eligible for the reduced 15% U.S. federal income tax rate. Any portion of a distribution that would be classified as a dividend but for the fact that it exceeds the Fund's current or accumulated earnings and profits will reduce the U.S. Holder's tax basis in its Common Shares until that basis is brought to zero and then as gain from the sale or exchange of such Common Shares. Any basis of a U.S. Holder in Common Shares surrendered pursuant to the Offer that is not reduced as described in the preceding sentence generally will be added to its basis in its retained shares of the Fund's stock.

         B. Consequences to Foreign Holders of Participating in the Offer. As used herein, the term "Foreign Holder" means any holder other than a U.S. Holder. Except as described below and subject to the discussion concerning backup withholding, a Foreign Holder will not be subject to U.S. federal income tax on gains realized on the sale of Common Shares pursuant to the Offer unless
(i) the gain is effectively connected with the foreign Holder's conduct of trade or business within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Foreign Holder or (ii) in the case of an individual Foreign Holder, he or she is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are present.

         Because of the uncertainty as to whether any particular Foreign Holder satisfies any of the tests for "sale or exchange" treatment (as discussed above under "Consequences to U.S. Holders of Participating in the Offer"), the Fund may withhold U.S. federal income tax at a rate of 30% on any cash paid to Foreign Holders for their sale of Common Shares pursuant to the Offer, unless the Fund determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such payments are effectively connected with the conduct of the recipient Foreign Holder's U.S. trade or business. A Foreign Holder may be eligible to file for a refund of such tax or a portion of such tax withheld if such shareholder meets any of the tests for "sale or exchange" treatment or if such Foreign Holder is entitled to a reduced rate of withholding pursuant to a tax treaty and the Fund withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a Foreign Holder must deliver to the Fund or its agent (i.e., the Depositary) before the payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. In order to claim an exemption from withholding on the grounds that the cash paid pursuant to the Offer is effectively connected with the conduct of the recipient Foreign Holder's U.S. trade or business, such Foreign Holder must deliver to the Fund or its agent (i.e., the Depositary) before the payment a properly completed and executed IRS Form W-8ECI claiming such exemption. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

     FOREIGN HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAW.

         C. Backup Withholding. Payments to U.S. Holders pursuant to the Offer generally will be subject to information reporting requirements. To avoid the imposition of backup withholding (see the next paragraph), a U.S. Holder should complete the IRS Form W-9 provided in the Letter of Transmittal and either (i) provide its correct taxpayer identification number ("TIN"), which, in the case of an individual U.S. Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain holders (including, among others, corporations, individual retirement accounts and certain foreign individuals) are exempt from these backup withholding and information reporting requirements.

         If we are not provided with the correct TIN or an adequate basis for exemption, a U.S. Holder may be subject to backup withholding at a rate of 28% imposed on the gross proceeds received in the Offer (regardless of the amount of gain, or loss, the holder may realize from the proceeds). If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is provided to the IRS.

         Payments to Foreign Holders pursuant to the Offer generally will be subject to information reporting and, depending on the circumstances, backup withholding unless the Foreign Holder certifies as to its non-U.S. person status by completing the appropriate IRS Form W-8 (provided that neither the Fund nor its paying agent has actual knowledge or reason to know that the Foreign Holder is a U.S. person).

         THIS TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION. THE TAX CONSEQUENCES OF THE RECEIPT OF CASH PURSUANT TO THE OFFER MAY VARY DEPENDING ON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE OFFERING HOLDER. NO INFORMATION IS PROVIDED AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE OFFER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF TENDERING COMMON SHARES UNDER THE OFFER AND THE EFFECT OF THE CONSTRUCTIVE OWNERSHIP RULES MENTIONED ABOVE.

15.      CERTAIN LEGAL AND REGULATORY MATTERS.

         The Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Common Shares repurchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Fund. The Fund's obligations under the Offer to accept for payment and pay for Fund Shares are subject to certain conditions described in Section 3--"Certain Conditions of the Offer."

16.    AMENDMENTS; EXTENSION OF REPURCHASE PERIOD; TERMINATION.


         Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in
Section 3, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and by making a public announcement thereto. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. (See Section 5.)

         Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 3 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 3; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Shares tendered for repurchase promptly after the termination or withdrawal of the Offer, and that the Fund may not delay acceptance or payment for, any Shares upon the occurrence of any of the conditions specified in Section 5 without extending the period during which the Offer is open.

         Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and filing such release with the Commission.

         If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional repurchase offer materials and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to shareholders. Accordingly, if, for example, prior to the Expiration Date, the Fund decreased the number of Shares being sought, increased the consideration offered pursuant to the Offer or added a dealer's soliciting fee, and if the Offer were scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to shareholders, the Offer would be extended until at least the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight Eastern time.

17.    MISCELLANEOUS.

         The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or "blue sky" laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

          The Letter of Transmittal and Share certificates and any other required documentation should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

                        The Depositary for the Offer is:

                         BNY MELLON SHAREOWNER SERVICES

                                                By Registered, Certified or Express Mail,
          By First Class Mail:                        Overnight Courier or by Hand:

     BNY Mellon Shareowner Services                   BNY Mellon Shareowner Services
Attn: Corporate Actions Dept., 27th Floor       Attn: Corporate Actions Dept., 27th Floor
              P.O. Box 3301                           480 Washington Boulevard South
        Hackensack, NJ 07606                                Jersey City, NJ 07310


         Questions or requests for assistance or for additional copies of the Offer to Repurchase, the Letter of Transmittal or other material in connection with the Offer may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their brokers, dealer, commercial bank or trust company for assistance concerning the Offer.


                     The Information Agent for the Offer is:

                         BNY MELLON SHAREOWNER SERVICES

                      480 Washington Boulevard, 27th Floor
                              Jersey City, NJ 07310
                            Toll Free: (800) 777-3674
                          Call Collect: (201) 680-6579


MBIA CAPITAL/CLAYMORE MANAGED DURATION INVESTMENT GRADE MUNICIPAL FUND February 11, 2010

                                       27